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                                                                  Exhibit 99.A5B

                                                 TOMBSTONE SUMMARY ADVERTISEMENT


         This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated August 22, 2002, and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer, however, is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and to extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Lazard or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock of
                             U.S. Laboratories Inc.
                                       at
                              $14.50 Net Per Share
                                       by
                             Voice Acquisition Corp.
                     an indirect wholly owned subsidiary of
                              Bureau Veritas, S.A.

         Voice Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Bureau Veritas, S.A., a societe anonyme organized under the laws of the French Republic ("Bureau Veritas"), is offering to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Shares"), of U.S. Laboratories Inc., a Delaware corporation ("U.S. Laboratories"), at a purchase price of $14.50 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 22, 2002 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their names and who tender directly to Alpine Fiduciary Services, Inc. (the "Depositary") will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any such fees or commissions. Bureau Veritas or the Purchaser will pay all charges and expenses of Lazard Freres & Co. LLC, which is acting as the dealer manager for the Offer (the "Dealer Manager"), the Depositary and Georgeson Shareholder Communications, Inc., which is acting as information agent for the Offer (the "Information Agent"), incurred in connection with the Offer.

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         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON SEPTEMBER 19, 2002, UNLESS THE OFFER IS EXTENDED.

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         The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with any other Shares then beneficially owned by Bureau Veritas or the Purchaser or any of their subsidiaries, represent at least a majority of the then issued and outstanding Shares on a fully diluted basis including all Shares that may be issued by U.S. Laboratories pursuant to warrants, options, rights or obligations outstanding on the Expiration Date, whether or not vested or exercisable, including the conversion of all convertible securities, if any (the "Minimum Condition"), and (ii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated. The Offer is also subject to other conditions described in Section 15 of the Offer to Purchase. The Offer is not contingent on any financing conditions.

         The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 8, 2002 (the "Merger Agreement"), by and among Bureau Veritas, the Purchaser and U.S. Laboratories. The Merger Agreement provides that, among other things, after the purchase of the Shares pursuant to the Offer, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law, as amended (the "DGCL"), the Purchaser will be merged with and into U.S. Laboratories (the "Merger"). Following consummation of the Merger, U.S. Laboratories will continue as the surviving corporation (the "Surviving Corporation") and will be an indirect wholly owned subsidiary of Bureau Veritas. At the effective time of the Merger, each Share that is then issued and outstanding (other than the Shares owned by U.S. Laboratories as treasury stock and Shares owned by Bureau Veritas, the Purchaser or any other wholly owned subsidiary of Bureau Veritas, all of which will be cancelled and retired and shall cease to exist, and other than Shares that are held by stockholders, if any, who properly exercise their appraisal rights under the
DGCL), will be converted into the right to receive from the Surviving Corporation $14.50, net to the seller in cash, as set forth in the Merger Agreement and described in the Offer to Purchase.

         In connection with the Merger Agreement, the Purchaser and Bureau Veritas have entered into a Tender and Support Agreement, dated as of August 8, 2002 (the "Tender Agreement"), with Dickerson Wright, the Chairman, Chief Executive Officer and President of U.S. Laboratories. Pursuant to the Tender Agreement, Mr. Wright has agreed to tender his Shares pursuant to the Offer. The Shares subject to the Tender Agreement represent approximately 33% of the Shares issued and outstanding on a fully diluted basis.

         The Board of Directors of U.S. Laboratories (i) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Offer, are fair to, and in the best interests of, the stockholders of U.S. Laboratories, (ii) duly authorized and approved the Merger Agreement and the Merger and approved each of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (iii) recommends that stockholders of U.S. Laboratories accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.


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         Roth Capital Partners, LLC ("Roth Capital"), the Company's financial advisor, has delivered to the Company its written opinion, dated August 8, 2002, that, as of that date and based on and subject to the assumptions and limitations described in the opinion, the consideration to be received by the Company's stockholders in the Offer and the Merger is fair from a financial point of view to such stockholders. A copy of the written opinion of Roth Capital is contained in the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 filed with the Securities and Exchange Commission in connection with the Offer, a copy of which is being furnished to the Company's stockholders concurrently with the Offer to Purchase.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, the Shares validly tendered and not properly withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by deposit of the Offer Price for such Shares with the Depositary, which shall act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders whose Share have been accepted for payment. Payment for any Shares tendered in the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (manually-signed or facsimile thereof) properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the Offer Price for Shares tendered in the Offer, regardless of any extension of the Offer or any delay in making such payment.

         The term "Expiration Date" means 12:00 Midnight, New York City time, on September 19, 2002, unless the Purchaser, in accordance with the Merger Agreement, extends the Offer, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser (other than any extension with respect to any subsequent offering period described below), expires. Under the terms of the Merger Agreement, the Purchaser may, without the consent of U.S. Laboratories, extend the expiration date of the Offer, (i) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff that is applicable to the Offer or (ii) if any of the conditions to the Offer are not satisfied or waived as of any then scheduled expiration date, for successive extension periods of not more than ten business days each until the earlier of (a) such time as all of such conditions have been satisfied or waived or (b) October 8, 2002, except that if the Offer is not consummated at the then current Expiration Date due to the failure to satisfy the condition to the Offer relating to the expiration of the waiting period under the HSR Act or any other foreign antitrust statutes or regulations, the Purchaser shall at the request of the Company, extend the Expiration Date for a period of ten (10) business days, but in no event beyond October 8, 2002.

         In the Merger Agreement, Bureau Veritas and the Purchaser have expressly reserved the right to modify the terms of the Offer, except that neither Bureau Veritas nor the Purchaser may,


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without the prior written consent of U.S. Laboratories, make any change to the
Offer that (i) amends or waives the Minimum Condition, (ii) decreases the Offer Price or changes the form of consideration payable in the Offer, (iii) decreases the number of Shares sought in the Offer, (iv) imposes additional conditions to the Offer, (v) changes any of the conditions to the Offer in a manner adverse to the holders of the Shares, or (vi) except as otherwise described above, extends the Offer if all the Offer Conditions have been satisfied.

         The Merger Agreement also provides that if all conditions to the Offer are satisfied or waived, but fewer than 90% of the then issued and outstanding Shares on a fully diluted basis have been tendered and not withdrawn, together with any Shares beneficially owned by Bureau Veritas, the Purchaser and any of their subsidiaries, the Purchaser may, without the consent of U.S. Laboratories, provide a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A subsequent offering period as used herein is an additional period of time of not more than five business days beyond the latest Expiration Date, beginning after the Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

         Any extension of the period during which the Offer is open, including any election to conduct a subsequent offering period, will be followed promptly by public announcement thereof, not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

         Except as otherwise provided in the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 21, 2002. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder if different from the name of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase). If Shares have been tendered pursuant to the procedures for book-entry transfer as described in the Offer to Purchase, the notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with withdrawn Shares. All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination shall be final and binding on all parties. If the Purchaser elects to provide a subsequent offering period, Shares tendered in such subsequent offering period may not be withdrawn.


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         The information required to be disclosed by paragraph (d)(1) of
Rule14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

         U.S. Laboratories has provided to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of the Shares. The Offer to Purchase, the Letter of Transmittal and other related tender offer materials are being mailed to record holders of Shares and will also be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholders list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         The Offer to Purchase and the related Letter of Transmittal contain important information that should be read in their entirety before any decision is made with respect to the Offer.

         Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and other related tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Dealer Manager, the Depositary and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:
                Georgeson Shareholder Communications, Inc. [LOGO]
                           17 State Street, 10th Floor
                               New York, NY 10004
                        Banks and Brokers: (212) 440-9800
                    All Others Call Toll Free: (800) 840-6288

                      The Dealer Manager for the Offer is:
                                  Lazard [LOGO]
                              30 Rockefeller Plaza
                               New York, NY 10020
                           Call Collect (212) 632-6717


August 22, 2002





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